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                                                                    Exhibit 99.2










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FOR IMMEDIATE RELEASE
MARCH 11, 2002

Investor Inquiries                                       Media Inquiries
------------------                                       ---------------
Andrew Blocher                                           Kristine Warner
Vice President, Investor Relations & Finance             Director, Corporate Communications
301/998-8166                                             301/998-8212
ablocher@federalrealty.com                               kwarner@federalrealty.com
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                    FEDERAL REALTY INVESTMENT TRUST ANNOUNCES
                                 SUCCESSION PLAN

ROCKVILLE, MD (March 11, 2002) Federal Realty Investment Trust (NYSE:FRT) announced today that it intends to appoint Donald C. Wood, president and chief operating officer, to the position of chief executive officer following Steven
J. Guttman's planned retirement in March 2003. Mr. Guttman is currently chairman of the board and chief executive officer and will retain his position as chairman of the board after his retirement.

Upon his retirement as chief executive officer, Mr. Guttman intends to form a venture dedicated to the planning and development of urban mixed-use communities. "While I firmly believe in the long-term value creation of pedestrian-friendly, street retail communities," said Mr. Guttman, " the markets have proven that mixing investment strategies with significantly different time horizons, risks and rewards has made it more difficult to appropriately value
Federal Realty."

Following Mr. Guttman's retirement, the Trust expects to enter into an agreement on arms-length terms with Mr. Guttman's new venture to provide leasing and management services for Santana Row and Bethesda Row. The Trust does not contemplate investing in Mr. Guttman's venture. All aspects of the agreement will be subject to approval by a special committee of independent trustees created for this sole purpose.

In choosing Don Wood to succeed him, Steven Guttman stated, "After more than 20 years of running a public company, I am pleased to have identified someone with Don's talents. Don's leadership role in all aspects of our business and his operational strengths have been a driving force behind the success of our company and the superior performance of the core portfolio for the last several years. Federal Realty has great assets and great people, and I am confident in Don's ability to lead the Trust to the next level."

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Federal Realty Announces Succession Plan
March 11, 2002
Page 2

Mr. Wood joined the Trust in 1998 as chief financial officer and was promoted to senior vice president and chief operating officer in 1999. In 2001, Mr. Wood was named president and chief operating officer of the Trust, the position he currently holds. Prior to joining Federal Realty, Mr. Wood was senior vice president and chief financial officer of Caesars World, Inc., a wholly owned subsidiary of ITT Corporation. In this position, he was responsible for all aspects of finance throughout the company including strategic planning and forecasting, process reengineering and capital allocation.

 "I am honored to have been selected to lead the Trust over the coming years," commented Don Wood. "For the past three decades, Steve has been a leader and innovator in the retail real estate industry. Under his leadership, Federal
Realty has assembled one of the most productive and highest quality retail portfolios in the country. With this solid foundation, I believe the Trust is well positioned to produce consistently improving results for our shareholders and am excited to build on the Trust's 40-year history of increasing profitability."

An employee of Federal Realty Investment Trust since 1972, Mr. Guttman was named chief operating officer of the Trust in 1975. He became managing trustee of Federal Realty in 1979, and was named president, chief executive officer and trustee in 1980. Since Mr. Guttman assumed leadership in 1979, Federal Realty's assets grew from $41 million to $2.1 billion; funds from operations grew at a compound annual growth rate of 7.5% and the dividend rate has increased each year, growing at a compound annual rate of 6.8% from $.45 in 1979 to the current rate of $1.92. Over the next year, Mr. Guttman will focus his efforts primarily on the successful opening and operation of Santana Row, the Trust's mixed-used development project in San Jose, California.

Federal Realty
--------------

Federal Realty Investment Trust is an equity real estate investment trust specializing in the ownership, management, development and re-development of shopping centers and street retail properties. Federal Realty's portfolio contains 15.2 million square feet located in major metropolitan markets across the United States. The operating portfolio is currently 96% leased to over 2,100 national, regional and local retailers with no single tenant accounting for more than 2.7% of rental revenue. Federal Realty has paid quarterly dividends to its

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Federal Realty Announces Succession Plan
March 11, 2002
Page 3

shareholders continuously since its founding in 1962, and has increased its dividend rate for 34 consecutive years. Shares of Federal Realty are traded on the New York Stock Exchange under the symbol FRT. Additional information about
Federal Realty can be found on the Internet at www.federalrealty.com.

Safe Harbor Language
--------------------

Certain matters discussed within this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation
Reform Act of 1995. Although Federal Realty Investment Trust believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Federal Realty's expectations are detailed from time to time in the Company's
SEC reports and filings, including its annual report on Form 10-K. Federal
Realty assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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